SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 4, 2005

Date of Report
(Date of earliest event reported)

AQUANTIVE, INC.

(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

821 Second Avenue, 18th Floor, Seattle, Washington 98104

(Address of principal executive offices, including zip code)

(206) 816-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

At a meeting held on February 4, 2005, the Compensation Committee of the Board of Directors of aQuantive, Inc. (the “Company”) approved the 2005 Executive Committee bonus program. This bonus program covers the Company’s Chief Executive Officer and his executive officer direct reports. Under the program, bonuses granted to executive officers are determined by the Compensation Committee based upon both qualitative and quantitative factors. The aggregate amount of the pool that will become available for bonuses is determined based on the Company’s performance with respect to certain 2005 adjusted operating income targets. Once the aggregate pool, if any, is determined, each executive officer is eligible for a bonus based on a percentage of base salary that the Compensation Committee has individually set for that executive officer. These target bonus percentages range from 40% to 75% of base salary. The actual bonus paid is then determined based on both achievement of financial goals and on the executive officer’s performance as measured against his or her objectives for the year. Bonus awards may range from zero to 300% of the executive’s target bonus percentage.

At the February 4, 2005 meeting, the Compensation Committee also approved annual base salaries for certain of the Company’s executive officers for 2005, with adjustments in such base salaries to be applied retroactive to January 1, 2005. The base salaries approved by the Compensation Committee included the following:

Name and Position	2005 Base Salary

Brian McAndrews, Chief Executive Officer	$400,000

Clark Kokich, President, Avenue A/Razorfish West	$287,000

Michael Vernon, Chief Financial Officer	$253,000

Michael Galgon, Chief Strategy Officer	$248,500

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: February 10, 2005

AQUANTIVE, INC.

By:	/s/ Linda A. Schoemaker
Name:	Linda A. Schoemaker
Title:	Senior Vice President, General Counsel and Corporate Secretary